Exhibit 99.1

Hyperscale Data, Inc. Announces Preliminary 2024 Results: $108.8 Million in Revenue, $150.3 Million Pro Forma with Giga-tronics

LAS VEGAS--(BUSINESS WIRE) – March 3, 2025 – Hyperscale Data, Inc. (NYSE American: GPUS), a diversified holding company (“Hyperscale Data” or the “Company”), today reported preliminary unaudited financial results for the year ended December 31, 2024, reflecting significant revenue contributions from its two primary subsidiaries, (i) Sentinum, Inc. (“Sentinum”), whose subsidiary, Alliance Cloud Services, LLC (“ACS”) owns the Michigan data center (the “Data Center”), which is focused on high-performance computing (“ HPC ”) services powering artificial intelligence (“ AI ”) infrastructure and (ii) Ault Capital Group, Inc. (“ACG”), which operates as a hybrid private equity firm. The Company also reaffirmed its commitment to transforming into a pure-play AI data center operator by the end of 2025.

2024 Unaudited Preliminary Financial Highlights:

•	Total revenue: $108.8 million;

•	Pro forma revenue (including Giga-tronics defense unit): $150.4 million;

•	Sentinum revenue: $30.6 million from crypto mining and $0.9 million from real estate leases;

•	ACG revenue: $77.3 million across energy, fintech, hotels and technology investments; and

•	Giga-tronics defense unit (deconsolidated and discontinued operations): $41.6 million in revenue.

Giga-tronics

On August 14, 2024, Giga-tronics, Inc. (“Giga-tronics”), filed a petition for reorganization under Chapter 11 of the bankruptcy laws. The filing placed Giga-tronics under the control of the bankruptcy court, which oversees its reorganization and restructuring process. Prior to the bankruptcy, Hyperscale Data consolidated Giga-tronics as a majority owned subsidiary. The Company assessed the inherent uncertainties associated with the outcome of the Chapter 11 reorganization process and the anticipated duration thereof, and concluded that it was appropriate to deconsolidate Giga-tronics and its subsidiaries effective on the petition date. Based on the latest restructuring plans submitted to the bankruptcy court, the Company anticipates that it will regain control of Giga-tronics upon successful completion of the plan. If successful, the Company would again consolidate Giga-tronics in its financial statements. There can be no assurances that the restructuring plan will be successful or that the Company will regain control of Giga-tronics.

Strategic Growth in AI Data Centers

Hyperscale Data is working to rapidly advance its AI Data Center. The 34.5-acre facility, including 617,000 square feet of infrastructure, is designed to support HPC and AI applications at scale. The Company recently announced several initiatives and agreements in principle, which if successful, would enable ACS to increase its power capacity at the Data Center from approximately 30 megawatts (“MW”) to approximately 340 MW.

Corporate Transformation: Moving Toward an AI-Focused Future

As previously announced, Hyperscale Data plans to divest itself of ACG by December 31, 2025. Post-separation, Hyperscale Data will operate exclusively as an HPC and AI data center company, led by Chief Executive Officer William B. Horne, President and General Counsel Henry Nisser, and Chief Financial Officer Kenneth S. Cragun.

William B. Horne, Chief Executive Officer of Hyperscale Data, commented, “The separation of Hyperscale Data and ACG marks a pivotal moment for our company and its stockholders. By focusing solely on AI-driven infrastructure, we believe Hyperscale Data will unlock tremendous value. The Data Center is a cornerstone of this transformation, and we expect it to position us at the forefront of the AI revolution. With this transition, we are confident in our ability to drive long-term growth and create a compelling opportunity for our investors.”

The completion of the power upgrades is subject to a number of risks and uncertainties, one or more which could result in the project being curtailed, delayed or terminated, including, but not limited to: failure to agree upon terms and execute definitive agreements; the inability of the Company to raise sufficient funds to pay for the power upgrades; failure to obtain regulatory consents and approvals; the inability to obtain sufficient easements, rights-of-way and land rights necessary to the work to be performed, and other presently unforeseen events or conditions.

For more information on Hyperscale Data and its subsidiaries, Hyperscale Data recommends that stockholders, investors and any other interested parties read Hyperscale Data’s public filings and press releases available under the Investor Relations section at hyperscaledata.com or available at www.sec.gov.

About Hyperscale Data, Inc.

Through its wholly owned subsidiaries, Hyperscale Data owns and operates the Data Center at which it mines digital assets and offers colocation and hosting services for the emerging AI ecosystems and other industries. Hyperscale Data’s subsidiary, ACG, is a diversified holding company pursuing growth by acquiring undervalued businesses and disruptive technologies with a global impact.

Hyperscale Data intends to completely divest itself of ACG on or about December 31, 2025, at which time, it would solely be an owner and operator of data centers to support HPC services. Until that happens, the Company provides, through ACG and its wholly and majority-owned subsidiaries and strategic investments, mission-critical products that support a diverse range of industries, including an artificial intelligence software platform, social gaming platform, equipment rental services, defense/aerospace, industrial, automotive, medical/biopharma and hotel operations. In addition, ACG is actively engaged in private credit and structured finance through a licensed lending subsidiary. Hyperscale Data’s headquarters are located at 11411 Southern Highlands Parkway, Suite 240, Las Vegas, NV 89141.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements that are predictive in nature and depend upon or refer to future events or conditions, and include words such as “believes,” “plans,” “anticipates,” “projects,” “estimates,” “expects,” “intends,” “strategy,” “future,” “opportunity,” “may,” “will,” “should,” “could,” “potential,” or similar expressions. Statements that are not historical facts are forward-looking statements. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties.

Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update any of them publicly in light of new information or future events. Actual results could differ materially from those contained in any forward-looking statement as a result of various factors. More information, including potential risk factors, that could affect the Company’s business and financial results are included in the Company’s filings with the U.S. Securities and Exchange Commission, including, but not limited to, the Company’s Forms 10-K, 10-Q and 8-K. All filings are available at www.sec.gov and on the Company’s website at www.hyperscaledata.com.

Hyperscale Data Investor Contact:

IR@hyperscaledata.com or 1-888-753-2235